Exhibit 10.1

EXCLUSIVE WHITE LABEL SUPPLY AND DISTRIBUTION AGREEMENT

Between

VIRTUAL GRID INC. (“Virtual Grid”)

And

AETHER COMPUTE LLC (“Aether”)

Dated as of July 17, 2026

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RECITALS

A.	Virtual Grid develops and supplies modular compute-and-energy pods and related software, firmware, documentation, know-how and support services.

B.	Aether will be the exclusive commercial channel partner in the Territory for the Products, including originating, developing, negotiating, contracting with and managing Territory customer opportunities, subject to agreed technical, safety, export-control and compliance requirements.

C.	The parties entered into a memorandum of understanding dated June 15, 2026 and are entering into this agreement (the “Agreement”) as one of the definitive agreements for the contemplated strategic relationship.

1. Definitions

“Affiliate” means, with respect to a party, any entity that directly or indirectly controls, is controlled by, or is under common control with that party. Aether may perform its obligations through Affiliates and Permitted Aether Designees, provided that Aether remains fully responsible and liable for their acts, omissions and compliance with this Agreement.

“AetherPod VG100” means a Product supplied by Virtual Grid and marketed by Aether in the Territory under the approved Aether white-label presentation, together with the required “Powered by Virtual Grid” designation.

“Approved End Customer” means an end customer in the Territory approved by Virtual Grid or satisfying written customer acceptance criteria approved by Virtual Grid.

“Approved Opportunity” means an Account Registration or Territory opportunity that has been approved under Section 2.3 or Section 2.5, as applicable.

“Accepted Purchase Order” means a purchase order submitted by Aether that has been expressly accepted in writing by Virtual Grid through an order confirmation, countersignature, executed order form or other written acceptance issued by an authorized representative of Virtual Grid. No purchase order shall be deemed accepted by silence, course of dealing, invoice, acknowledgement, shipment preparation, commencement of discussions or receipt of a purchase order.

“Business Day” means a day other than Saturday, Sunday or a statutory holiday in Vancouver, British Columbia or New York, New York.

“Change Order” means a written change order, amendment or similar instrument accepted by Virtual Grid that modifies the Product configuration, quantity, price, currency, taxes, deposits, payment milestones, capacity reservation, delivery terms, lead times, delivery location, acceptance procedure, warranty period, support package, support fees, FOMA fees, cancellation charges, customer/site obligations or other order-specific terms of an Accepted Purchase Order.

“Commercial Schedule” means Schedule 1 to this Agreement, setting out the general commercial framework and order process. No Product configuration, reserved capacity, pricing, payment milestone, deposit requirement, lead time, delivery terms, acceptance testing, warranty periods, support commitments, support fee or other order-specific commercial term shall bind Virtual Grid unless expressly set forth in a Quote, Accepted Purchase Order or Change Order issued or accepted by Virtual Grid.

“Contract Year” means each successive twelve (12) month period beginning on the Effective Date and each anniversary thereof.

“Effective Date” means the date of execution of this Agreement.

“Exclusivity Term” means the term beginning on the date of execution of this Agreement and ending on the tenth anniversary thereof, as it may be extended under Section 3.3.

“FOMA” means Virtual Grid’s Fleet Orchestration Management Application, together with updates, upgrades and patches made available by Virtual Grid from time to time; provided that no update, upgrade or patch may materially reduce FOMA functionality, security or performance without Aether’s prior written consent, except to the extent reasonably required for security, legal compliance, interoperability, supportability, vulnerability remediation, infrastructure integrity or emergency purposes.

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“FOMA Agreement” means the License and Support Agreement of even date herewith between the parties.

“Permitted Aether Designee” means any Affiliate of Aether, project special-purpose vehicle, financing vehicle, data-centre operator, systems integrator, reseller, subcontractor, customer-contracting entity or other Person designated by Aether in writing, provided that Aether remains fully responsible and liable for all acts and omissions of such Person as if they were acts and omissions of Aether. No Permitted Aether Designee may be a competitor of Virtual Grid or use the Products, FOMA or Virtual Grid Confidential Information other than for an Approved Opportunity under this Agreement.

“Products” means the specific modular compute-and-energy pod models, related hardware, spare parts, accessories, documentation and approved software components identified in the Commercial Schedule or an Accepted Purchase Order. No new Product model, upgrade, feature, improvement or service shall become subject to this Agreement unless the Parties agree in writing.

“Quote” means a written quotation, proposal or order form issued by Virtual Grid for a specific Product order, customer opportunity or deployment, including any stated assumptions, validity period, Product configuration, price, currency, deposit, payment milestone, delivery term, lead time, support package, warranty period, FOMA fee, cancellation charge, site/customer obligation and other order-specific commercial terms.

“Territory” means Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, the Philippines, Singapore, Thailand and Vietnam. The United States is non-exclusive and is subject to case-by-case written approval by Virtual Grid.

“Reserved Accounts” means only those customers, customer opportunities or channel relationships expressly identified by name in Schedule 2. No Person shall be treated as a Reserved Account unless expressly identified in Schedule 2, which may be amended only by a written agreement signed by both Parties.

“Term” means the period beginning on the Effective Date and ending upon expiration or termination of this Agreement in accordance with Section 10.

2. Appointment and Scope

2.1 Appointment. Subject to Sections 2.5, 3.2, 3.4, 4 and 10, Virtual Grid appoints Aether as its exclusive white-label reseller, distributor and commercial channel partner for the Products in the Territory during the Exclusivity Term.

Virtual Grid shall not, directly or indirectly, whether through an Affiliate, reseller, distributor, systems integrator, customer, financing source or otherwise, market, sell, license, distribute, supply, support, appoint another channel partner for, or otherwise commercialize the Products in the Territory other than through Aether, except solely with respect to Reserved Accounts and only in accordance with Schedule 2

Virtual Grid shall promptly refer to Aether all inbound inquiries and opportunities relating to Products in the Territory that are not Reserved Accounts.

2.1A Reserved Accounts. Virtual Grid may engage directly with a Reserved Account only to the extent expressly described in Schedule 2. Virtual Grid shall not add, expand or substitute any Reserved Account without Aether’s prior written consent. Any customer opportunity not expressly listed in Schedule 2 shall be treated as available exclusively to Aether.

2.1B Customer Non-Circumvention. During the Term and for twenty-four (24) months thereafter, Virtual Grid shall not, directly or indirectly, solicit, quote, contract with, sell to, license to, market to or otherwise pursue any Aether-originated customer, Approved Opportunity or prospect without Aether’s prior written consent. For purposes of this Section, an Aether-originated customer or prospect means a customer or prospect first introduced to Virtual Grid by Aether in writing with reasonably detailed opportunity information and with whom Aether is engaged in active, documented commercial discussions regarding Products.

This restriction does not prevent Virtual Grid from communicating directly with an Aether-originated customer solely where reasonably necessary for technical support, safety, compliance, commissioning, warranty service or regulatory purposes; provided that Virtual Grid shall keep Aether reasonably informed of such communications and shall not use such communications to bypass Aether commercially.

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2.2 Nature of exclusivity. Aether retains ownership of its customer relationships, customer lists, sales pipeline, CRM records, pricing data, commercial terms, marketing materials, market intelligence and customer-facing deployment data. Virtual Grid may use such information only to support Aether-originated opportunities and deployments. Nothing in this Section limits Virtual Grid’s right to collect, use and retain Product, FOMA, telemetry, performance, diagnostic, security, maintenance, warranty, safety, compliance and aggregated or anonymized operational data for product operation, support, improvement, safety, compliance, warranty, cybersecurity, legal and business purposes.

2.3 United States. Aether may pursue non-exclusive opportunities for Products in the United States.

Aether may register a United States opportunity with Virtual Grid by delivering written notice identifying the proposed customer, site, anticipated use case and reasonably available commercial and technical information (an “Account Registration”).

Within ten (10) Business Days after receiving all reasonably required information for an Account Registration, Virtual Grid shall either: (a) approve the opportunity; (b) reject the opportunity for the grounds permitted under Section 2.5; or (c) request reasonably necessary additional information. If Virtual Grid does not respond within such five (5) Business Day period, the opportunity shall be deemed approved.

For eighteen (18) months after approval or deemed approval, Virtual Grid shall not directly or indirectly market, quote, sell, license, supply or appoint another channel partner with respect to the registered opportunity or customer without Aether’s prior written consent. This protection shall extend for an additional six (6) months if Aether demonstrates continuing material commercial progress with the opportunity.

For clarity, Aether has no general exclusivity in the United States; however, Virtual Grid shall not bypass Aether with respect to an Approved Opportunity registered by Aether under this Section 2.3.

2.4 Protection of Virtual Grid Technology; Aether Freedom to Operate.

(a)	Protection of Virtual Grid Technology. Except as expressly permitted under this Agreement or required by applicable law, Aether shall not, and shall cause its employees, contractors and subcontractors not to:

(i)	reverse engineer, disassemble, decompile, decode or otherwise attempt to derive the source code, design specifications, architecture or underlying ideas of any proprietary hardware, firmware, software or other technology of Virtual Grid embodied in the Products or FOMA;

(ii)	copy, reproduce, modify or create derivative works of Virtual Grid’s proprietary technology, except for configurations, integrations, customer-facing materials and other activities expressly permitted under this Agreement;

(iii)	manufacture, have manufactured or procure the manufacture of any product using or incorporating Virtual Grid’s confidential information, proprietary technology, designs, firmware, software, specifications or other intellectual property;

(iv)	remove, obscure or alter any proprietary, copyright, patent, trademark or confidentiality notice appearing on any Product, FOMA component or related documentation; or

(v)	use Virtual Grid’s confidential information or proprietary technology to enable any third party to replicate or develop a substantially similar product.

(b)	Permitted Product Activities. Subject to compliance with this Agreement, Aether may market, resell, deploy, install, commission, configure, integrate, operate, monitor, maintain and provide first-line support for the Products and FOMA, and may engage Affiliates, project special-purpose vehicles, systems integrators, contractors, resellers and other Permitted Aether Designees to perform those activities.

(c)	Aether Freedom to Operate. Nothing in this Agreement shall restrict Aether or any Affiliate from independently developing, acquiring, financing, manufacturing, having manufactured, marketing, selling, distributing, white-labeling, operating or supporting any products or services, including modular data center, compute, GPU, energy storage, cooling, power management, infrastructure management or software products and services, provided that Aether does not use or disclose Virtual Grid’s confidential information or proprietary technology in doing so.

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For clarity, this Agreement does not impose on Aether any non-competition obligation, exclusive purchasing obligation, minimum sourcing obligation or restriction on Aether’s ability to engage alternative suppliers.

(d)	Alternative Supply Rights. Aether may source, market, sell, deploy or support an alternative product for the specific affected customer opportunity only, without breaching this Agreement or reducing its exclusivity rights, and only after written notice to Virtual Grid and a reasonable opportunity to cure or mitigate where practicable, if Virtual Grid:

(i)	declines the applicable opportunity or purchase order for reasons other than a confirmed legal, sanctions, export-control or safety restriction;

(ii)	does not confirm in writing its ability to meet the required capacity, specifications or delivery timetable within ten (10) Business Days after receiving all reasonably required technical and compliance information;

(iii)	fails to deliver Products in accordance with an accepted purchase order;

(iv)	fails to cure a material Product non-conformity within the applicable cure period; or

(v)	materially fails to provide required support or FOMA access in accordance with this Agreement or the FOMA Agreement.

Aether’s use of an alternative supplier shall not permit Aether or any Permitted Aether Designee to use Virtual Grid marks, FOMA, documentation, Confidential Information, Product-derived materials or the “Powered by Virtual Grid” designation with any alternative product, and shall not apply to any Accepted Purchase Order except as expressly provided in that Accepted Purchase Order.

(e)	Testing and Benchmarking. Aether may conduct good-faith technical, performance, interoperability, security, commercial and customer-use-case testing of the Products and FOMA. Aether may disclose accurate and non-misleading results to customers, prospective customers, financing sources, insurers, regulators and professional advisers, in each case subject to reasonable confidentiality protections and Section 5.2.

(f)	Aether Developed Materials. Aether retains all right, title and interest in its customer relationships, customer data, deployment methodologies, integrations, dashboards, commercial materials, pricing, market intelligence, customer-facing documentation and other materials independently developed by or for Aether (“Aether Developed Materials”). Aether Developed Materials shall not be deemed to be a derivative work, improvement or feedback of Virtual Grid technology solely because they interoperate with, reference or are used with the Products or FOMA, provided that Aether Developed Materials exclude Products, FOMA, Virtual Grid software, firmware, documentation, APIs, Product telemetry, diagnostics, technical data, Product configurations, modifications, derivative works, improvements, know-how, specifications and any materials that incorporate, are derived from, disclose or depend upon Virtual Grid Confidential Information or Virtual Grid technology.

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2.5 Customer Approval; Rejection Rights. Virtual Grid may reject or condition an end customer, site, transaction, use case, country, end user or intermediary only if Virtual Grid reasonably determines, based on reasonable grounds, that the proposed opportunity presents:

(a) a material sanctions, export-control, anti-corruption, anti-money-laundering or other legal restriction;

(b) a material safety, cybersecurity, technical compatibility or product-integrity issue;

(c) a material creditworthiness concern that cannot reasonably be mitigated through deposits, guarantees, insurance or other customary credit support;

(d) an inability to meet the requested capacity, specification or delivery timetable despite commercially reasonable efforts; or

(e) a material reputational, brand, channel-conflict, supportability, product-integrity or other material business risk.

Virtual Grid shall provide Aether with written reasons for any rejection within ten (10) Business Days after receiving the required information.

If Virtual Grid rejects an opportunity for capacity, delivery, pricing or other commercial reasons not permitted under this Section 2.5, Aether may use an alternative supplier for that opportunity pursuant to Section 2.4(d), without loss of exclusivity or other rights under this Agreement.

3. Term; Performance Conditions

3.1 Term. This Agreement begins on the Effective Date and continues until the expiration of the Exclusivity Term, unless earlier terminated in accordance with Section 10. Aether’s exclusive appointment shall not be reduced, suspended or terminated except as expressly provided in Section 10.

3.2 Commercial Launch; Annual Business Plan. Aether shall use commercially reasonable efforts to commercially launch AetherPod VG100 in the Territory by December 31, 2027; provided that Virtual Grid has made commercially deployable Products available, has satisfied its applicable delivery, support, capacity and technical obligations, and has provided the documentation, training and approvals reasonably required for such launch.

The Parties may agree annually on a written business plan, forecast, pipeline review and commercial targets. Unless expressly stated in a written agreement signed by both Parties, any such targets are non-binding planning targets only and do not constitute minimum purchase obligations, take-or-pay obligations, minimum sourcing obligations or conditions to Aether’s exclusivity rights.

3.3 Renewal Option. If Aether is not then in material uncured breach of this Agreement, Aether may extend the Exclusivity Term for one additional ten (10)-year period by delivering written notice to Virtual Grid not less than one hundred eighty (180) days before the end of the initial Exclusivity Term. The renewal shall be on the same terms and conditions as this Agreement, except that the Parties may update the Commercial Schedule by mutual written agreement.

3.4 No Automatic Loss of Exclusivity. Aether’s failure to achieve a forecast, projected pipeline amount, sales target, launch target or expected purchase volume shall not, by itself, constitute a breach of this Agreement; provided that Virtual Grid may convert Aether’s rights for the affected Product or country from exclusive to non-exclusive if Aether fails to satisfy any commercial launch, minimum performance, deposit, credit support, capacity reservation or other exclusivity condition expressly set forth in this Agreement, the Commercial Schedule, a Quote, an Accepted Purchase Order, a Change Order or a mutually agreed annual business plan, and such failure is not cured within thirty (30) days after written notice.

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4. Orders, Pricing and Delivery

4.1 Forecasts. Following the first Accepted Purchase Order, Aether shall provide Virtual Grid with rolling twelve (12) month forecasts on a quarterly basis. Forecasts are for planning purposes only and shall not constitute binding purchase commitments, except to the extent expressly included in a Quote, Accepted Purchase Order, Change Order or capacity reservation agreement accepted by Virtual Grid.

4.1A Capacity Allocation. Virtual Grid shall reserve for Aether not less than the capacity specified in the Commercial Schedule,.

Any capacity reserved for Aether may be reallocated by Virtual Grid without liability if Aether has not submitted a purchase order accepted by Virtual Grid, satisfied all production-release conditions or paid all required deposits, reservation fees, prepayments or credit support by the applicable deadline stated in the Quote, Accepted Purchase Order, Change Order or capacity reservation agreement. If Virtual Grid cannot supply Products within an Accepted Purchase Order’s agreed capacity allocation, specification or delivery period, Aether may source an alternative product only for the affected opportunity under Section 2.4(d).

4.1B Pricing; Quotes; Change Control. Product prices, support fees, FOMA fees, delivery charges, deposits, milestone payments, taxes, duties, freight, insurance, tariffs, customs charges and other commercial amounts shall be determined on an order-by-order basis and shall be binding only to the extent expressly set forth in a Quote, Accepted Purchase Order or Change Order issued or accepted by Virtual Grid. Any Quote issued by Virtual Grid shall be valid only for the period stated in the Quote. If no period is stated, the Quote shall expire automatically fifteen (15) days after issuance. Virtual Grid may withdraw or revise a Quote before acceptance if there is a material change in Product configuration, customer requirements, supplier pricing, component availability, tariffs, duties, freight, currency exchange, regulatory requirements, delivery assumptions, site conditions, credit risk or other assumptions on which the Quote was based.

Virtual Grid may not increase the price of any Accepted Purchase Order except through a Change Order or as expressly provided in the applicable Accepted Purchase Order. Future Product prices may be changed by Virtual Grid to reflect changes in Product configuration, customer requirements, site conditions, component availability, supplier pricing, GPU pricing, battery pricing, raw materials, labour, freight, insurance, tariffs, duties, taxes, currency exchange, regulatory requirements, export/import requirements, financing costs, delivery method, installation scope, support scope or other commercially relevant cost factors.

4.1C Change Orders. Any change to Product configuration, quantity, customer, site, delivery location, delivery timing, acceptance criteria, support requirements, warranty scope, regulatory requirements, import/export requirements, payment terms or any other commercial or technical assumption shall require a written Change Order accepted by Virtual Grid. Virtual Grid may condition any Change Order on adjustments to price, deposits, payment milestones, lead times, delivery terms, support fees, warranty terms and other affected commercial terms.

4.2 Purchase Orders. Aether may submit purchase orders consistent with an applicable Quote and any applicable capacity allocation accepted by Virtual Grid. Each purchase order shall constitute an offer only and shall not be binding unless and until expressly accepted in writing by Virtual Grid.

Virtual Grid may accept, reject or condition acceptance of any purchase order in its reasonable business judgment, including based on Product availability, supplier availability, capacity, pricing, payment terms, deposits, credit support, customer approval, site readiness, legal compliance, export/import requirements, delivery feasibility, technical feasibility, support requirements or other commercial considerations. Any rejection shall describe the basis in reasonable detail and identify any information or modification required to permit acceptance where reasonably practicable.

No purchase order shall be deemed accepted by silence, course of dealing, invoice, acknowledgement, shipment preparation, commencement of discussions or receipt of a purchase order. Once accepted, an Accepted Purchase Order may not be cancelled or materially modified except by written agreement of the Parties, an accepted Change Order, or as expressly permitted under the Accepted Purchase Order or Section 10.

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4.3 Pricing and Payment. Aether shall pay amounts due under an Accepted Purchase Order in accordance with the applicable payment milestones in the Quote, Accepted Purchase Order or Change Order. Unless otherwise stated in an Accepted Purchase Order, deposits, reservation fees and milestone payments are non-refundable once Virtual Grid has commenced procurement, engineering, manufacturing, capacity reservation, supplier commitments or other non-cancellable work for the applicable order, except to the extent the order is terminated due to Virtual Grid’s uncured material breach.

Aether may withhold only amounts disputed in good faith and described in reasonable detail, and shall timely pay all undisputed amounts. Aether may set off only undisputed credits, refunds, warranty claims or other amounts finally determined to be owing by Virtual Grid to Aether. Virtual Grid may suspend performance, procurement, production, shipment, support or delivery under any Accepted Purchase Order if Aether fails to pay undisputed amounts when due or fails to provide required deposits, milestone payments or credit support after ten (10) Business Days’ notice.

4.4 Delivery; Title; Risk of Loss. Delivery terms, delivery location, freight, insurance, export/import responsibility, customs clearance, taxes, duties, tariffs, risk of loss and title transfer shall be set forth in the applicable Accepted Purchase Order. If an Accepted Purchase Order does not specify delivery terms, delivery shall be FCA Virtual Grid’s facility or other Virtual Grid-designated handoff point, Incoterms® 2020. Aether shall be responsible for importation, local duties, site access and local permits, except to the extent expressly allocated to Virtual Grid in the applicable Accepted Purchase Order.

Risk of loss shall transfer in accordance with the applicable Incoterm stated in the Accepted Purchase Order. Site acceptance shall not delay passage of title, risk of loss or payment obligations except for amounts expressly tied to successful site acceptance in the applicable Accepted Purchase Order.

4.5 Factory Acceptance; Site Acceptance; Remedies. Before shipment, Virtual Grid shall make each Product available for factory acceptance testing in accordance with the applicable specifications and testing procedures in the Accepted Purchase Order, or, if not specified, Virtual Grid’s then-current standard testing procedures. Following delivery and installation, Aether shall have the period stated in the Accepted Purchase Order, or if no period is stated, fifteen (15) Business Days after completion of commissioning, to conduct site acceptance testing against the agreed specifications, performance requirements and documentation (the “Site Acceptance Test”).

A Product shall be deemed accepted only upon: (a) Aether’s written acceptance; or (b) the expiration of the Site Acceptance Test period without Aether delivering a written notice of material non-conformity.

If a Product fails a Site Acceptance Test for reasons within Virtual Grid’s reasonable control, Virtual Grid may, at its election, repair, replace, reconfigure or otherwise cure the non-conformity within thirty (30) days, or such other period as stated in the Accepted Purchase Order. If Virtual Grid fails to cure within such period, Aether may elect to: (i) reject the affected non-conforming Product and receive a refund of amounts paid for that Product following return of the Product; (ii) obtain replacement Products; or (iii) terminate the affected purchase order and pursue its rights under Section 10. Virtual Grid shall have no responsibility for failures caused by Aether, an end customer, site conditions, local infrastructure, third-party equipment or software, unauthorized modifications, misuse, failure to follow documentation or other matters outside Virtual Grid’s reasonable control.

No Product shall be deemed accepted merely upon shipment or delivery, except as expressly stated in the applicable Accepted Purchase Order or upon Aether’s or an end customer’s beneficial use of the Product in a production environment.

5. White Label, Marketing and Customer Terms

5.1 Branding approval. During the Term, Virtual Grid grants Aether a non-exclusive, royalty-free right to market the Products in the Territory using the AetherPod brand, owned by Aether, and the approved “Powered by Virtual Grid” designation. Aether may use Virtual Grid’s name, marks and approved product descriptions solely in connection with the marketing, sale, deployment, support and operation of the Products. Any use of the “Powered by Virtual Grid” designation shall be subject to reasonable brand guidelines provided in writing by Virtual Grid.

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5.2 Marketing Approval. Virtual Grid may require changes to Aether marketing materials where reasonably necessary to address a material product-integrity, safety, regulatory, export-control, cybersecurity, intellectual-property, brand, reputational, factual-accuracy or legal concern. Virtual Grid shall use commercially reasonable efforts to approve or reject submitted materials within ten (10) Business Days after receipt. If Virtual Grid does not respond within such period, the submitted materials shall be deemed approved.

5.3 End-Customer Contracts. Aether is responsible for customer contracting in the Territory. Each customer contract shall preserve Virtual Grid’s ownership rights, prohibit reverse engineering and misuse, and include compliance covenants no less protective than those in this Agreement. Aether may offer its own commercial terms, service levels, credits, warranties and remedies to end customers, provided that Aether does not purport to bind Virtual Grid to obligations exceeding Virtual Grid’s express obligations under this Agreement, the FOMA Agreement or an Accepted Purchase Order. Aether shall be solely responsible for, and shall indemnify Virtual Grid against, all customer commitments, credits, warranties, service levels, remedies, penalties, service obligations or other terms that exceed or differ from Virtual Grid’s express obligations under this Agreement, the FOMA Agreement or the applicable Accepted Purchase Order.

6. Support; Territory Responsibilities

6.1 Support model. Aether shall provide first-line customer relationship management, local customer interface, site coordination and local deployment support. Virtual Grid shall provide all second-line and third-line technical support, remote implementation assistance, firmware and software updates, cybersecurity patches, warranty support, engineering escalation and other technical support reasonably necessary for the Products and FOMA to operate in accordance with the agreed specifications.

6.1A Support Levels. To the extent expressly stated and priced in an Accepted Purchase Order, support schedule or FOMA Agreement, Virtual Grid shall provide support in accordance with the following minimum standards:

(a) Severity 1: complete outage, material safety issue, critical cybersecurity incident or failure materially preventing operation of a deployed Product or FOMA. Response within two (2) Business Hours, continuous efforts until workaround or restoration, and commercially reasonable restoration within one (1) Business Day.

(b) Severity 2: material degradation of Product or FOMA performance without complete outage. Response within four (4) Business Hours and commercially reasonable resolution within five (5) Business Days.

(c) Severity 3: non-critical error or defect. Response within one (1) Business Day and resolution within ten (10) Business Days.

(d) Severity 4: minor issue, enhancement request or documentation matter. Response within two (2) Business Days and resolution in the next commercially reasonable release cycle.

Support obligations exclude issues caused by Aether, an end customer, site conditions, local infrastructure, third-party hardware/software, misuse, unauthorized modifications, failure to follow documentation, force majeure or matters outside Virtual Grid’s reasonable control.

Repeated failure to meet these support standards shall constitute a material operational failure for purposes of Section 10.1(c) only if the failures are material, within Virtual Grid’s reasonable control, not caused by Aether or an end customer, and remain uncured after notice.

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6.2 Training. Virtual Grid will provide reasonable remote training to Aether personnel designated by Aether. Aether is responsible for ensuring that its personnel, representatives and contractors are trained, supervised and compliant with Virtual Grid’s current instructions.

6.3 Territory compliance. Aether shall be responsible for local sales, marketing, customer contracting, local permits, importation, local tax compliance and site-specific deployment obligations in the Territory. Virtual Grid shall be responsible for all Product-level matters, including product safety, product specifications, export classification, country of-origin information, export licensing within its control, firmware and software integrity, cybersecurity patches, intellectual-property rights, technical documentation, conformity with agreed specifications and the legality of Virtual Grid’s supply of the Products and FOMA to Aether.

6.4 FOMA Continuity and Cross-Default. The FOMA Agreement is incorporated into this Agreement solely for purposes of the Products and Territory. Virtual Grid shall not terminate, suspend, materially restrict or impair FOMA access in a manner inconsistent with Sections 6, 8, 9 or 10 of this Agreement. Only an uncured material breach, termination or suspension by Virtual Grid under the FOMA Agreement that materially impairs Aether’s ability to support then-deployed Products for Approved End Customers shall constitute a material breach of this Agreement for purposes of Section 10.1.

7. Intellectual Property and Confidentiality

7.1 Ownership. Virtual Grid owns and retains all right, title and interest in and to the Products, FOMA, software, firmware, documentation, tooling, designs, inventions, improvements, feedback, know-how, data models, specifications and related intellectual property. Any goodwill arising from use of Virtual Grid technology inures to Virtual Grid, except goodwill solely attributable to Aether’s house marks.

For clarity, Virtual Grid’s ownership rights do not include Aether Developed Materials, customer data, customer workloads, customer usage data, pricing, commercial analytics, deployment methodologies, customer-facing integrations, dashboards, interfaces, documentation, market intelligence or other materials independently developed by or for Aether that do not incorporate, disclose, derive from or depend upon Virtual Grid’s proprietary technology or Confidential Information.

7.2 Feedback. Aether may provide suggestions or feedback regarding the Products or FOMA. To the extent Aether voluntarily provides such feedback, Aether grants Virtual Grid a perpetual, irrevocable, worldwide, royalty-free, transferable and sublicensable license to use, exploit and incorporate that feedback for any purpose, without restriction or accounting, provided Virtual Grid does not disclose Aether’s Confidential Information or customer-specific confidential information. For clarity, “feedback” does not include Aether Developed Materials, customer data, customer workloads, deployment data, pricing, commercial information, market intelligence, customer-specific information or any information subject to confidentiality obligations owed by Aether to a customer or third party.

7.3 Confidentiality. Each party will protect the other party’s confidential information using at least reasonable care and may use such confidential information only to perform or exercise rights under this Agreement. Aether will treat all Product, FOMA, pricing, Quote, supplier, security, customer approval, technical, roadmap, support, warranty, operational and order-specific information as Virtual Grid confidential information. Confidential information excludes information that is publicly available without breach, independently developed without use of the disclosing party’s confidential information, rightfully received from a third party without restriction, or approved for release in writing by the disclosing party.

7.4 Injunctive relief. Each Party acknowledges that a breach of Sections 2.2, 2.4, 5, 7 or 8 may cause irreparable harm for which damages may be an inadequate remedy. Accordingly, either Party may seek injunctive relief, specific performance or other equitable remedies, without the requirement to post bond, in addition to any other remedies available at law or in equity.

8. Compliance; Suspension

8.1 Compliance covenants. Aether will comply with all applicable anti-corruption, sanctions, export-control, anti-money-laundering, forced-labour, data privacy, cybersecurity, import, tax and local regulatory laws. Aether may not make facilitation payments or improper payments or engage sanctioned, corrupt or prohibited intermediaries.

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8.2 Suspension right. Virtual Grid may suspend any affected shipment, Product, FOMA service, deployment, branding right, support obligation, exclusivity right or other activity to the extent reasonably necessary to address an actual, suspected or potential legal, sanctions, export-control, anti-corruption, cybersecurity, safety, IP misuse, confidentiality, non-payment, customer misuse, product-integrity or material business risk.

Except where immediate suspension is required to prevent an imminent legal, safety, cybersecurity, IP, confidentiality or product-integrity harm, Virtual Grid shall provide Aether with at least five (5) Business Days’ prior written notice describing the basis, scope and anticipated duration of the suspension and shall provide Aether a reasonable opportunity to cure or mitigate the issue where practicable.

9. Warranties; Indemnities; Liability

9.1 Virtual Grid Warranties. Virtual Grid represents and warrants that:

(a) each Product shall conform in all respects to the specifications, documentation, Accepted Purchase Order and Site Acceptance Test requirements;

(b) each Product shall be free from defects in design, materials and workmanship during the warranty period stated in the applicable Accepted Purchase Order or, if no period is stated, Virtual Grid’s then-current standard limited warranty for that Product;

(c) FOMA and all related software and firmware shall perform in accordance with their applicable documentation and shall not contain malware, backdoors, disabling devices or malicious code introduced by Virtual Grid;

(d) Virtual Grid owns or has all rights necessary to supply the Products, FOMA, documentation and related technology to Aether and its customers;

(e) the Products, FOMA and related technology do not infringe, misappropriate or otherwise violate any third-party intellectual-property right;

(f) Virtual Grid shall comply with applicable laws relating to product safety, export controls, sanctions, data security and cybersecurity to the extent applicable to the Products, FOMA and Virtual Grid’s performance under this Agreement.

The warranties in this Section do not apply to defects, failures or claims caused by Aether, a Permitted Aether Designee, an end customer, unauthorized modification, misuse, failure to follow documentation, site conditions, local infrastructure, third-party equipment or software, power/network failures, force majeure, or use outside the applicable specifications or Accepted Purchase Order.

9.2 Warranty Remedies. If any Product, FOMA component or service fails to comply with Section 9.1, Aether may require Virtual Grid to repair, replace, reperform, modify or otherwise cure the applicable failure within thirty (30) days after notice.

If Virtual Grid fails to cure within such period, Aether may elect to receive a refund, credit, replacement or substitute performance as its sole and exclusive remedy for breach of warranty, except for claims involving fraud, wilful misconduct, personal injury, third-party IP infringement and indemnified third-party product liability claims.

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9.3 Virtual Grid Indemnity. Virtual Grid shall defend, indemnify and hold harmless Aether, its Affiliates, Permitted Aether Designees, customers and their respective directors, officers, employees and representatives from and against all losses, liabilities, damages, costs and expenses arising out of or relating to third-party claims for:

(a) any breach of Virtual Grid’s representations, warranties or obligations under this Agreement;

(b) any allegation that a Product, FOMA component, software, firmware, documentation or other technology supplied by Virtual Grid infringes, misappropriates or violates a third-party intellectual-property right;

(c) product defects, personal injury, death or property damage caused by a Product, FOMA component or Virtual Grid’s acts or omissions;

(d) any cybersecurity incident, malware, data-security failure or unauthorized access attributable to the Products, FOMA or Virtual Grid’s systems;

(e) any breach of applicable product safety, export-control, sanctions or other laws by Virtual Grid; and

(f) Virtual Grid’s negligence, gross negligence, wilful misconduct or fraud.

9.4 Aether Indemnity. Aether shall defend, indemnify and hold harmless Virtual Grid and its representatives to the extent a third-party claim arises directly or indirectly from:

(a)	Aether’s material breach of this Agreement;
(b)	Aether’s unauthorized modification of a Product or FOMA component;
(c)	Aether’s marketing claims, customer contracts, service levels, credits, warranties, remedies, penalties or customer commitments that exceed or differ from Virtual Grid’s express obligations under this Agreement, the FOMA Agreement or an Accepted Purchase Order;
(d)	Aether’s negligence, wilful misconduct or violation of applicable law;
(e)	acts or omissions of Aether’s Affiliates, Permitted Aether Designees, resellers, subcontractors, financing sources, end customers or local deployment partners; or
(f)	local site work, site readiness, permits, importation, local regulatory obligations, taxes, customs, duties, misuse, failure to follow documentation or obligations outside Virtual Grid’s express responsibilities.

Aether shall have no indemnity obligation to the extent a claim is finally determined to have been caused by Product defects, FOMA, Virtual Grid technology, Virtual Grid’s breach, Virtual Grid’s negligence, Virtual Grid’s failure to comply with law or any matter for which Virtual Grid is required to indemnify Aether under Section 9.3.

9.5 Indemnification Procedure. The indemnified Party shall promptly notify the indemnifying Party of any claim, provided that a delay in notice shall relieve the indemnifying Party only to the extent materially prejudiced. The indemnifying Party may control the defence of the claim using counsel reasonably acceptable to the indemnified Party; provided that the indemnifying Party may not settle any claim in a manner that admits liability by, imposes non-monetary obligations on, or materially affects the rights of the indemnified Party without the indemnified Party’s prior written consent.

9.6 Limitation. Except for Excluded Claims, neither Party shall be liable to the other for indirect, incidental, special, consequential, exemplary or punitive damages, including lost profits or lost revenue.

For purposes of this Section, “Excluded Claims” means claims arising from: fraud, wilful misconduct, breach of confidentiality, misuse of the other Party’s intellectual property or Confidential Information, Aether’s payment obligations, or third-party claims for death, personal injury or tangible property damage to the extent caused by a Party’s negligence or wilful misconduct.

Each Party’s aggregate liability for all claims other than Excluded Claims shall not exceed the greater of: (a) C$2,000,000; and (b) two (2) times the aggregate amounts paid or payable by Aether under this Agreement and Accepted Purchase Orders during the preceding twelve (12) months.

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Liability for third-party IP infringement, data-security incidents and product liability claims shall be subject to a separate aggregate cap equal to the greater of: (a) C$5,000,000; and (b) the proceeds actually available under the applicable insurance policies. Nothing in this Section limits Aether’s obligation to pay amounts due under this Agreement or any Accepted Purchase Order.

9.7 Insurance. Virtual Grid shall maintain following execution of the first Approved Purchase Order and throughout the remainder of the Term: (a) commercial general and product liability insurance of not less than C$5,000,000 per occurrence; and (b) technology errors and omissions and cyber liability insurance of not less than C$2,000,000 per claim. Aether Compute, its Affiliates and Permitted Aether Designees shall be named as additional insureds under the commercial general and product liability policy to the extent of claims arising from the Products, FOMA or Virtual Grid’s performance under this Agreement. Aether shall maintain following execution of the first Approved Purchase Order and throughout the remainder of the Term commercial general liability, technology errors and omissions/cyber and other insurance appropriate for its customer-facing, local deployment, integration, marketing and support obligations, with limits no less than those maintained by Virtual Grid. Each Party shall provide certificates of insurance upon the other Party’s reasonable written request.

10. Termination; Transition; Survival

10.1 Termination by Aether Compute for Cause. Aether Compute may terminate this Agreement, in whole or in part, upon written notice to Virtual Grid if:(a) Virtual Grid materially breaches this Agreement, the FOMA Agreement, any accepted purchase order or any other agreement between the Parties relating to the Products, FOMA or the Territory, and fails to cure such breach within one hundred twenty (120) days after receiving written notice from Aether Compute describing the breach in reasonable detail; provided that, if the breach is capable of cure and Virtual Grid has commenced and is diligently pursuing cure, Aether Compute shall not terminate during such cure period;

(a)	Virtual Grid fails to deliver Products in accordance with an accepted purchase order, fails to meet agreed specifications, fails to complete required commissioning or acceptance testing, or fails to provide required FOMA access, support or service levels, and does not cure such failure within thirty (30) days after receiving written notice from Aether Compute;

(b)	Virtual Grid fails, on two or more occasions in any rolling twelve (12)-month period, to meet a material delivery date, support obligation, warranty obligation, service-level commitment or other material operational obligation, but only if such failures are material, within Virtual Grid’s reasonable control, not caused by Aether or an end customer, and remain uncured after notice;

(c)	Virtual Grid breaches Aether Compute’s exclusivity rights, circumvents Aether Compute with respect to an Aether-originated opportunity or customer, appoints another distributor, reseller, channel partner or white-label partner in the Territory other than as expressly permitted under this Agreement, or directly or indirectly markets, sells, licenses, supplies or supports Products in the Territory other than through Aether Compute, and fails to cure such breach within ten (10) Business Days after notice;

(d)	Virtual Grid materially breaches any representation, warranty, covenant or obligation relating to product safety, intellectual property ownership, non-infringement, export classification, sanctions compliance, cybersecurity, confidentiality, data protection or regulatory compliance, and such breach is not cured within thirty (30) days after notice or is incapable of cure;

(e)	any Product, FOMA component, firmware, software, documentation or other technology supplied by Virtual Grid infringes, misappropriates or is alleged in a bona fide written claim to infringe or misappropriate any third-party intellectual property right, and Virtual Grid does not, within thirty (30) days after notice, procure for Aether Compute and its customers the continued right to use the affected Product or FOMA component, replace or modify the affected Product or FOMA component so that it becomes non-infringing without material diminution in functionality, or otherwise provide a commercially reasonable remedy acceptable to Aether Compute;

(f)	Virtual Grid becomes insolvent, makes a general assignment for the benefit of creditors, files or has filed against it a proceeding in bankruptcy, insolvency, restructuring, receivership, liquidation or similar proceeding that is not dismissed within sixty (60) days, ceases or threatens to cease carrying on business in the ordinary course, or is otherwise unable to perform its material obligations under this Agreement, in each case to the extent termination is permitted by applicable law;

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(g)	Virtual Grid undergoes a change of control in which a direct competitor of Aether Compute or Aether Holdings, Inc. acquires control of Virtual Grid, and such change of control is reasonably likely to materially impair Aether Compute’s rights, customer relationships, confidential information, exclusivity or ability to commercialize the Products in the Territory; or

(h)	Virtual Grid repeatedly suspends shipments, support, FOMA access, branding rights or exclusivity in circumstances not permitted by this Agreement or applicable law.

10.2 Termination by Aether Compute for Convenience. After the second anniversary of the Effective Date, Aether Compute may terminate this Agreement for convenience upon not less than ninety (90) days’ prior written notice to Virtual Grid. Aether Compute shall have no obligation to pay any termination fee, lost-profit amount, unearned minimum commitment, future purchase amount or other compensation in connection with a termination for convenience, except that Aether Compute shall pay all undisputed amounts due, all amounts due under Accepted Purchase Orders, all non-cancellable costs, all reserved capacity fees, all inventory/procurement costs and any termination or cancellation charges set forth in the applicable Quote, Accepted Purchase Order, Change Order or capacity reservation agreement.

10.3 Termination by Virtual Grid for Cause. Virtual Grid may terminate this Agreement, or convert Aether’s rights to non-exclusive in whole or by Product or country, upon written notice to Aether Compute if:

(a)	Aether Compute materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice describing the breach in reasonable detail;

(b)	Aether Compute fails to pay an undisputed amount due under an Accepted Purchase Order and fails to cure such non-payment within thirty (30) days after receiving written notice; provided that Virtual Grid may not terminate this Agreement if Aether Compute is disputing such amount in good faith and is working diligently to resolve the dispute;

(c)	Aether Compute materially breaches Section 2.4, Section 7 or Section 8.1, misuses Virtual Grid intellectual property or Confidential Information, uses Virtual Grid marks or materials with an alternative product, or creates an actual, suspected or potential risk of violation of applicable sanctions, export-control, anti-corruption or other applicable law, and such breach is incapable of cure or is not cured within fifteen (15) Business Days after notice;

(d)	Aether Compute becomes insolvent, makes a general assignment for the benefit of creditors, files or has filed against it a proceeding in bankruptcy, insolvency, restructuring, receivership, liquidation or similar proceeding that is not dismissed within sixty (60) days, or ceases carrying on business in the ordinary course, in each case to the extent termination is permitted by applicable law; or

(e)	Aether Compute fails to satisfy any commercial launch, minimum performance, deposit, credit-support, capacity-reservation, production-release or other condition set forth in this Agreement, the Commercial Schedule, a Quote, an Accepted Purchase Order, a Change Order or a capacity reservation agreement, and such failure is not cured within thirty (30) days after notice.

For clarity, except as provided in Sections 3.4, 4, 8.2, 10.3 or any Quote, Accepted Purchase Order, Change Order or capacity reservation agreement, Virtual Grid may not terminate this Agreement solely because of: (i) a decline in Aether Compute’s sales volume, pipeline, financing availability or projected purchases; (ii) any customer delay, permit delay, site-readiness delay, regulatory delay, force majeure event or other matter outside Aether Compute’s reasonable control; or (iii) any breach that is caused by Virtual Grid’s own act, omission, delay, Product failure, capacity limitation, support failure or breach of this Agreement.

10.4 Suspension; Limited Remedy. Notwithstanding anything to the contrary in Section 8.2, this Section 10.4 governs Virtual Grid’s suspension rights. Virtual Grid may suspend the affected Product shipment, FOMA access, branding right, customer deployment, support obligation, exclusivity right or other affected activity to the extent reasonably necessary to address an actual, suspected or potential legal, sanctions, export-control, anti-corruption, cybersecurity, safety, IP misuse, confidentiality, non-payment, customer misuse, product-integrity or material business risk. Virtual Grid shall provide prompt written notice describing the basis, scope and expected duration of the suspension and shall use commercially reasonable efforts to minimize disruption to Aether Compute and its customers where practicable. A suspension shall not excuse Virtual Grid from its obligations unrelated to the affected activity, except where the unaffected obligations cannot reasonably be performed without giving rise to the risk being addressed.

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10.5 Existing Customer Commitments; Wind-Down Rights. Upon expiration or termination of this Agreement for any reason:

(a)	“Existing Customer Commitments” means only written customer contracts, purchase orders, deployments, subscriptions, support commitments, warranties, renewals and other obligations entered into by Aether Compute or any Permitted Aether Designee before the effective date of expiration or termination that were approved by Virtual Grid in writing and are supported by Accepted Purchase Orders or support commitments from Virtual Grid.

(b)	“Wind-Down Period” means the period beginning on the effective date of expiration or termination and continuing for the shorter of twelve (12) months after termination and the remaining non-renewal term of each approved Existing Customer Commitment in effect on such date, unless a different period is expressly stated in an Accepted Purchase Order.

(c)	During the Wind-Down Period, Virtual Grid shall continue to provide the Products, spare parts, FOMA access, firmware and software updates, technical support, warranty support, replacement parts, documentation, training and other services reasonably necessary for Aether Compute to perform approved Existing Customer Commitments, subject to payment in advance where reasonably requested by Virtual Grid, continued compliance by Aether and its customers, availability of parts, applicable law and Virtual Grid’s then-current support terms and pricing.

(d)	Aether Compute and its Permitted Aether Designees may continue to use the AetherPod name, the approved “Powered by Virtual Grid” designation, the Products, FOMA, documentation and related materials solely to support, operate, maintain, renew, transition or wind down Existing Customer Commitments during the Wind-Down Period.

(e)	Virtual Grid shall not directly or indirectly solicit, market to, quote, contract with, sell to, license to or otherwise pursue any Aether-originated customer or prospect during the Wind-Down Period and for twelve (12) months thereafter, except with Aether Compute’s prior written consent, where required to perform support obligations under this Section 10.5, or where Aether has materially breached this Agreement.

(f)	If Virtual Grid terminates this Agreement for cause, Aether Compute shall remain entitled to the rights in this Section 10.5 only with respect to approved Existing Customer Commitments, provided that Aether Compute continues to pay undisputed amounts due for Products and services actually provided during the Wind-Down Period and continues to comply with this Agreement. Virtual Grid shall have no obligation to supply new Products, accept new purchase orders, support unapproved renewals or perform wind-down obligations following termination for Aether’s non-payment, breach of confidentiality, IP misuse, sanctions/export-control breach, unauthorized modification or other material uncured breach, except to the extent required by law or separately agreed in writing.

10.6 Open Purchase Orders; Deposits; Inventory.

(a)	If this Agreement is terminated by Aether under Section 10.1 or expires other than as a result of Aether’s material uncured breach, Aether may elect, with respect to each Accepted Purchase Order outstanding as of the effective date of termination, to: (i) require continued performance; or (ii) cancel the purchase order subject to any cancellation charges, non-cancellable costs, inventory, work-in-process, restocking, supplier cancellation fees, reserved capacity charges and other amounts stated in the applicable Quote, Accepted Purchase Order or Change Order, except that no cancellation charge shall apply to the extent the cancellation is caused by Virtual Grid’s uncured material breach.

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If Aether terminates this Agreement for convenience under Section 10.2, Aether may cancel an Accepted Purchase Order only upon payment of all amounts stated in the applicable Quote, Accepted Purchase Order or Change Order, including non-cancellable costs, allocated internal costs, work-in-process, inventory, restocking, supplier cancellation fees, reserved capacity charges and agreed cancellation charges.

(b)	If this Agreement is terminated by Aether Compute under Section 10.1 due to Virtual Grid’s uncured material breach, Virtual Grid shall, within ten (10) Business Days after termination, refund deposits, prepaid amounts and other amounts paid by Aether Compute for Products, FOMA services, support, spare parts or other deliverables not delivered and accepted by Aether Compute as of the termination date, less non-refundable amounts and non-cancellable costs permitted under the applicable Quote, Accepted Purchase Order or Change Order.

(c)	Virtual Grid shall provide Aether Compute a commercially reasonable opportunity to purchase remaining inventory, spare parts, replacement units and support materials reasonably required for approved Existing Customer Commitments, at Virtual Grid’s then-current price charged to similarly situated customers, subject to availability and payment in advance where reasonably requested by Virtual Grid.

(d)	Virtual Grid shall not accelerate any payment obligation except for undisputed amounts due and payable for Products or services actually delivered and accepted by Aether Compute before the effective date of termination.

10.7 Data, Documentation and Transition Assistance. Upon expiration or termination, Virtual Grid shall promptly provide Aether Compute with all reasonably necessary deployment records, configuration information, operating manuals, maintenance records, support tickets, product serial numbers, warranty information, FOMA-related customer configuration data, security advisories, update history and other information reasonably necessary for Aether Compute to continue servicing approved Existing Customer Commitments. Transition materials shall exclude source code, proprietary tools, internal security materials, non-public architecture, supplier information, Product roadmaps, trade secrets and other Virtual Grid Confidential Information not reasonably necessary for Aether to service approved Existing Customer Commitments. Virtual Grid shall provide up to forty (40) hours of reasonable transition assistance without additional charge and additional transition assistance at Virtual Grid’s then-current rates.

10.8 No Waiver of Remedies. Expiration or termination of this Agreement shall not limit either Party’s right to recover damages, seek specific performance, obtain injunctive relief or pursue any other remedy available at law or in equity in respect of any breach occurring before expiration or termination or any breach of an express surviving obligation.

10.9 Survival. The following provisions survive expiration or termination of this Agreement: Sections 2.2, 2.4, 5.3, 7, 8, 9, 10.5, 10.6, 10.7, 10.8, 11, 12 and 13, together with all accrued payment obligations, indemnities, confidentiality obligations, customer-protection obligations, data rights, warranty obligations and rights that by their nature are intended to survive.

11. Notices

Notices must be in writing and delivered by personal delivery, courier or email with confirmation to the addresses last provided by the receiving party. Notices to Virtual Grid must include a copy to the attention of its Chief Operating Officer. Notices to Aether must include a copy to the attention of its Chief Executive Officer.

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12. Governing Law and Forum

12.1 New York law. This Agreement and any dispute arising out of or relating to it are governed by the laws of New York , without regard to conflict-of-law rules. Corporate authorization and the validity of securities issued by a party are governed by the corporate law of that party’s jurisdiction of incorporation.

12.2 New York Forum. The courts sitting in New York, New York have exclusive jurisdiction over disputes arising out of or relating to this Agreement, except that either Party may seek temporary, preliminary or permanent injunctive relief or other equitable relief in any court of competent jurisdiction.

13. General

13.1 Assignment. Aether Compute may assign, novate or transfer this Agreement, in whole or in part, without Virtual Grid’s consent, to (a) Aether Holdings, Inc., (b) a creditworthy Affiliate of Aether Compute, or (c) any successor in connection with a merger, reorganization, sale of assets or sale of equity interests involving Aether Compute or Aether Holdings, Inc.; provided that the assignee agrees in writing to assume all applicable obligations under this Agreement and Aether Compute and Aether Holdings, Inc., to the extent it has provided credit support or a guaranty, remain liable unless Virtual Grid expressly releases them in writing. Any project special-purpose vehicle or Permitted Aether Designee may receive benefits or perform obligations only as Aether’s subcontractor or contracting vehicle, and not as an assignee of this Agreement, unless Virtual Grid consents in writing.

Virtual Grid may not assign, transfer or delegate this Agreement, or any material obligation under this Agreement, without Aether Compute’s prior written consent, except to a successor acquiring all or substantially all of Virtual Grid’s business or assets relating to the Products, provided that such successor assumes this Agreement and all obligations owed to Aether Compute in writing.

13.2 Independent contractors. The parties are independent contractors. This Agreement does not create a partnership, joint venture, agency, fiduciary relationship or employment relationship.

13.3 Entire Agreement; Order of Precedence. This Agreement, the FOMA Agreement, the Commercial Schedule, Quotes, Accepted Purchase Orders and Change Orders constitute the entire agreement of the Parties on their subject matter and supersede prior non-binding terms on that subject matter. Amendments must be in writing signed by the Parties. In the event of a conflict: (a) this Agreement controls with respect to legal terms, exclusivity, customer ownership, customer non-circumvention, confidentiality, intellectual property, warranties, indemnities, liability limitations, termination, transition, assignment and dispute resolution; (b) the FOMA Agreement controls with respect to FOMA licence scope, access rights, use restrictions, security, data processing, FOMA support and FOMA-specific technical obligations, except to the extent this Agreement expressly states that it overrides a specifically identified FOMA Agreement provision; and (c) an Accepted Purchase Order or Change Order controls with respect to the applicable order-specific commercial terms, including Product configuration, quantity, price, currency, deposits, milestone payments, capacity reservation, lead times, delivery terms, title and risk of loss, acceptance testing, warranty period, support package, support fees, FOMA fees, cancellation charges and customer/site obligations. No purchase order, invoice, acknowledgement, order form, portal term or similar document may amend this Agreement or the FOMA Agreement unless it expressly identifies the provision being amended and is signed by authorized representatives of both Parties.

13.4 Counterparts and electronic signatures. This Agreement may be executed in counterparts and by electronic signature, each of which is deemed an original and together constitute one instrument.

13.5 No Parent Liability. Aether Holdings, Inc. is not a party to this Agreement and shall not have any liability or obligation arising under or in connection with this Agreement, including any purchase obligation, indemnity, warranty, compliance obligation, customer claim, payment obligation or termination liability, except to the extent Aether Holdings, Inc. expressly agrees in a separate written instrument signed by Aether Holdings, Inc.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

VIRTUAL GRID INC.		AETHER COMPUTE LLC

By:	/s/ John Hawes	By:	/s/ Nicolas Lin
Name:	John Hawes	Name:	Nicolas Lin
Title:	COO	Title:	Chairman and CEO

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SCHEDULE 1

COMMERCIAL FRAMEWORK / ORDER PROCESS

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SCHEDULE 2

RESERVED ACCOUNTS

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